COAST HOTELS AND CASINOS, INC.

               ANNOUNCES CLOSING OF $100 MILLION NOTE OFFERING



LAS VEGAS, NV

DATE: March 21, 2002

For Immediate Release

Contact: Gage Parrish, Vice President and Chief Financial Officer (702)365-7111



     On March 19, 2002, Coast Hotels and Casinos, Inc. closed an offering of $100 million of Senior Subordinated Notes. These notes are an additional issue of the Company's 9-1/2% Senior Subordinated Notes due 2009, of which $225 million principal amount was already outstanding. The net proceeds of the offering of approximately $103.0 million were used to repay borrowings under the Company's senior secured credit facility.

     Coast Hotels and Casinos, Inc. is a wholly-owned subsidiary of Coast Resorts, Inc. and owns and operates four hotel-casinos in the Las Vegas area, The Orleans, the Gold Coast, the Barbary Coast and the Suncoast.